As Filed with the Securities and Exchange Commission on April 26, 2011

(Registration No. 333-                  )

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC  20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Velti plc

(Exact Name of Registrant as Specified in Its Charter)

Jersey	Not Applicable
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

First Floor, 28-32 Pembroke Street Upper

Dublin 2, Republic of Ireland

(Address of Principal Executive Offices)

VELTI PLC SHARE INCENTIVE PLAN

VELTI PLC 2009 US EMPLOYEE SHARE INCENTIVE PLAN

VELTI PLC 2009 US NON-EMPLOYEE SHARE INCENTIVE PLAN

(Full Title of the Plans)

Velti USA, Inc.

150 California Street

San Francisco, California 94111

Attn: Sally J. Rau, Chief Administrative Officer and General Counsel

(415) 315-3400

(Name, Address and Telephone Number, including Area Code, of Agent for Service)

With a copy to:

Peter M. Astiz

Edward H. Batts

DLA Piper LLP (US)

2000 University Avenue

East Palo Alto, California 94303

(650) 833-2000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large Accelerated Filer ☐	Accelerated Filer ☐
Non-accelerated filer ☒	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Amount To Be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Ordinary shares, nominal (par) value £0.05 per share to be issued under the Velti plc Share Incentive Plan (“SIP”)	650,370(2)	$15.66(3)	$10,184,794	$1,182.45
Ordinary shares subject to share option awards outstanding under the SIP	2,525,409(4)	$6.54(5)	$16,516,175	$1,917.53
Ordinary shares subject to deferred share awards outstanding under the SIP	2,322,185(6)	$15.66(3)	$36,365,417	$4,222.02
Ordinary shares, nominal (par) value £0.05 per share to be issued under the Velti plc 2009 US Employee Share Incentive Plan (“US Share Plan”)	3,131,556(7)	$15.66(3)	$49,040,167	$5,693.56
Ordinary shares subject to share option awards outstanding under the US Share Plan	1,684,141(8)	$6.79(5)	$11,435,317	$1,327.64
Ordinary shares subject to deferred share awards outstanding under the US Share Plan	392,553(9)	$15.66(3)	$6,147,380	$713.71
Ordinary shares, nominal (par) value £0.05 per share to be issued under the Velti plc US Non-Employee Share Incentive Plan (“US Non-Employee Share Plan”)	447,000(10)	$15.66(3)	$7,000,020	$812.70
Ordinary shares subject to share option awards outstanding under the US Non-Employee Share Plan	33,625(11)	$4.43(5)	$148,959	$17.29
Ordinary shares subject to deferred share awards outstanding under the US Non-Employee Share Plan	16,875(12)	$15.66(3)	$264,263	$30.68
Outstanding deferred share awards granted under individual compensatory agreements	100,394(13)	$15.66(3)	1,572,170	182.53
Total	11,304,108		$138,674,662	$16,100.11

(1)  For the sole purpose of calculating the registration fee, the number of ordinary shares to be registered pursuant to this Registration Statement has been broken down into subtotals.

(2)  The amount to be registered in this row reflects the number of authorized but unissued ordinary shares remaining available for the grant of new awards under the Registrant’s SIP as of March 31, 2011.

(3)   Estimated solely for purposes of calculating the registration fee pursuant to Rules 457(c) and 457(h) under the Securities Act of 1933, as amended (the “Securities Act”). The proposed maximum offering price per share, proposed maximum aggregate offering price and the amount of the registration fee are based on the average of the high and low prices of the Registrant’s shares of ordinary shares as reported on The NASDAQ Global Select Market on April 20, 2011.

(4)  The amount to be registered in this row reflects the number of ordinary shares issuable upon exercise of presently outstanding options granted to certain individuals under the SIP.

(5)  Computed in accordance with Rule 457(h) under the Securities Act, solely for the purpose of calculating the total registration fee. The computation is based on the weighted average exercise price (rounded to the nearest cent) at which the options outstanding whose exercise will result in the issuance of the shares being registered may be exercised.

(6)  The amount to be registered in this row reflects the number of ordinary shares issuable upon the settlement of presently outstanding deferred share awards granted to certain individuals under the SIP.

(7)  The amount to be registered in this row reflects the number of authorized but unissued ordinary shares remaining available for the grant of new awards under the Registrant’s US Share Plan as of March 31, 2011.

(8)  The amount to be registered in this row reflects the number of ordinary shares issuable upon exercise of presently outstanding options granted to certain individuals under the US Share Plan.

(9)  The amount to be registered in this row reflects the number of ordinary shares issuable upon the settlement of presently outstanding deferred share awards granted to certain individuals under the US Share Plan.

(10)  The amount to be registered in this row reflects the number of authorized but unissued ordinary shares remaining available for the grant of new awards under the Registrant’s US Non-Employee Share Plan as of March 31, 2011.

(11)  The amount to be registered in this row reflects the number of ordinary shares issuable upon exercise of presently outstanding options granted to certain individuals under the US Non-Employee Share Plan.

(12)  The amount to be registered in this row reflects the number of ordinary shares issuable upon the settlement of presently outstanding deferred share awards granted to certain individuals under the US Non-Employee Share Plan.

(13)  The amount in this row reflects the number of ordinary shares issuable upon the settlement of presently outstanding deferred share awards granted to certain non-employee members of the Board of Directors of Velti plc under individual compensatory agreements.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

The documents containing the information specified in Part I, Items 1 and 2, have been or will be delivered to participants in accordance with Form S-8 and Rule 428 under the Securities Act.  In accordance with the rules and regulations of the Securities and Exchange Commission (the “SEC”) and the instructions to Form S-8, such documents are not being filed with the SEC either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference.

Velti plc (the “Registrant”) hereby incorporates by reference into this Registration Statement the following documents that have been filed by the Registrant with the SEC:

(a)           The Registrant’s prospectus dated January 27, 2011 filed pursuant to Rule 424(b) under the Securities Act, which contains audited financial statements for our fiscal year ended December 31, 2009.

(b)           All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) since the end of the fiscal year covered by the document referred to in (a) above.

(c)           The description of our ordinary shares contained in our Registration Statement on Form F-1/A filed pursuant to Section 12(b) of the Exchange Act, and as declared effective on January 27, 2011, and any amendment or report filed for the purpose of updating such description.

All documents filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act on or after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.    Description of Securities.

Not applicable.

Item 5.    Interests of Named Experts and Counsel.

Not applicable.

Item 6.    Indemnification of Directors and Officers.

Except as hereinafter set forth, there is no charter provision, by-law, contract, arrangement or statute under which any director or officer of the Registrant is insured or indemnified in any manner against any liability which he may incur in his capacity as such.

Subject to the Companies (Jersey) Law 1991 (the “Jersey Companies Law”), the Registrant’s Articles permit the Registrant to indemnify any director against any liability, to purchase and maintain insurance against any liability for any director and to provide any director with funds (whether by loan or otherwise) to meet expenditure incurred or to be incurred by him in defending any criminal, regulatory or civil proceedings or in connection with an application for relief (or to enable any such director to avoid incurring such expenditure).

However, Article 77 of the Jersey Companies Law limits the ability of a Jersey company to exempt or indemnify a director from any liability arising from acting as a director. It provides that neither a company (or any of its subsidiaries) nor any other person for some benefit conferred or detriment suffered directly or indirectly by the company, may exempt or indemnify any director from, or against, any liability incurred by him as a result of being a director of the company except where the company exempts or indemnifies him against:

(a)           any liabilities incurred in defending any proceedings (whether civil or criminal):

(i)            in which judgment is given in his or her favor or he or she is acquitted;

(ii)           which are discontinued otherwise than for some benefit conferred by him or her or on his or her behalf or some detriment suffered by him or her; or

(iii)          which are settled on terms which include such benefit or detriment and, in the opinion of a majority of the directors of the company (excluding any director who conferred such benefit or on whose behalf such benefit was conferred or who suffered such detriment), he or she was substantially successful on the merits in his or her resistance to the proceedings; or

(b)           any liability incurred otherwise than to the company if he or she acted in good faith with a view to the best interests of the company;

(c)           any liability incurred in connection with an application made under Article 212 of the Jersey Companies Law in which relief is granted to him or her by the court; or

(d)           any liability against which the company normally maintains insurance for persons other than directors.

Article 77 of the Jersey Companies Law permits a company to purchase and maintain directors’ and officers’ insurance and the Registrant maintains a directors’ and officers’ liability insurance policy for the benefit of our directors and officers.

The Registrant maintains an insurance policy for its directors and officers in respect of liabilities arising out of any act, error or omission while acting in their capacities as directors or officers of the Registrant or its affiliated subsidiaries.

The Registrant has entered into separate indemnity agreements with each of its current directors and officers to indemnify the director and officer in respect of liabilities arising out such director or officer acting in his/her capacity as director or officer of the Registrant or its subsidiaries, as specified in the applicable indemnity agreement.  The Registrant will enter into a separate indemnity agreement with any new director or officer.

Item 7.    Exemption from Registration Claimed.

Not applicable.

Item 8.    Exhibits.

Exhibit Number	Description

4.1(1)	Memorandum of Association as adopted by special resolution passed on October 13, 2009 and Articles of Association as adopted by special resolution passed on July 30, 2010, effective January 28, 2011
5.1	Opinion of Mourant Ozannes
23.1	Consent of Baker Tilly Virchow Krause, LLP
23.2	Consent of Mourant Ozannes (included in Exhibit 5.1)
24.1	Powers of Attorney (included as part of the signature page to this Registration Statement)
99.1(2)	Velti plc Share Incentive Plan, as adopted by resolution passed on July 30, 2010
99.2(3)	Velti plc 2009 US Employee Share Incentive Plan, as adopted by resolution passed on July 30, 2010
99.3(4)	Velti plc 2009 US Non-Employee Share Incentive Plan, as adopted by resolution passed on July 30, 2010

(1) Incorporated by reference to Exhibit 1.1 of the Registrant’s Registration Statement on Form F-1 (registration number 333-166793).

(2) Incorporated by reference to Exhibit 10.1 of the Registrant’s Registration Statement on Form F-1(registration number 333-166793)

(3) Incorporated by reference to Exhibit 10.3 of the Registrant’s Registration Statement on Form F-1 (registration number 333-166793).

(4) Incorporated by reference to Exhibit 10.4 of the Registrant’s Registration Statement on Form F-1 (registration number 333-166793).

Item 9.    Undertakings.

(a)           The undersigned registrant hereby undertakes:

1.             To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.              To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii.             To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

iii.            To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

Provided however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement; and

2.             That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.             To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)           The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the indemnification provisions summarized in Item 6 or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in San Francisco, California on April 26, 2011.

Velti plc

By:	/s/ Alex Moukas
Alex Moukas
Chief Executive Officer

POWER OF ATTORNEY

We, the undersigned directors and officers of the Registrant hereby severally constitute and appoint Mr. Alex Moukas,  Mr. Wilson W. Cheung and Ms. Sally J. Rau, and each of them, his/her true and lawful attorneys-in-fact and agents, with full power of substitution and re-substitution for him/her and in his/her name, place and stead, in any and all capacities, to sign any and all amendments (including pre-effective and post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he/she might or could do in person, hereby ratifying and confirming all that each of said attorney-in-fact or his/her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement and the Power of Attorney has been signed by the following persons in the capacities and on the dates indicated.

Name and Signature		Title	Date

By:	/s/ Alex Moukas	Chief Executive Officer	April 26, 2011
Alex Moukas		(Principal Executive Officer)

By:	/s/ Wilson W. Cheung	Chief Financial Officer	April 26, 2011
Wilson W. Cheung		(Principal Financial Officer and Principal
Accounting Officer)

By:	/s/ Chris Kaskavelis	Chief Operating Officer and Director	April 26, 2011
Chris Kaskavelis

By:	/s/ David W. Mann	Chairman of the Board of Directors	April 26, 2011
David W. Mann

By:	/s/ David C. Hobley	Director	April 26, 2011
David C. Hobley

By:	/s/ Jerry Goldstein	Director	April 26, 2011
Jerry Goldstein

By:	/s/ Nicholas P. Negroponte	Director	April 26, 2011
Nicholas P. Negroponte

EXHIBIT INDEX

Exhibit Number	Description

4.1(1)	Memorandum of Association as adopted by special resolution passed on October 13, 2009 and Articles of Association as adopted by special resolution passed on July 30, 2010, effective January 28, 2011
5.1	Opinion of Mourant Ozannes
23.1	Consent of Baker Tilly Virchow Krause, LLP
23.2	Consent of Mourant Ozannes (included in Exhibit 5.1)
24.1	Powers of Attorney (included as part of the signature page to this Registration Statement)
99.1(2)	Velti plc Share Incentive Plan, as adopted by resolution passed on July 30, 2010
99.2(3)	Velti plc 2009 US Employee Share Incentive Plan, as adopted by resolution passed on July 30, 2010
99.3(4)	Velti plc 2009 US Non-Employee Share Incentive Plan, as adopted by resolution passed on July 30, 2010

(1) Incorporated by reference to Exhibit 1.1 of the Registrant’s Registration Statement on Form F-1 (registration number 333-166793).

(2) Incorporated by reference to Exhibit 10.1 of the Registrant’s Registration Statement on Form F-1(registration number 333-166793)

(3) Incorporated by reference to Exhibit 10.3 of the Registrant’s Registration Statement on Form F-1 (registration number 333-166793).

(4) Incorporated by reference to Exhibit 10.4 of the Registrant’s Registration Statement on Form F-1 (registration number 333-166793).